Exhibit 99

The Board of Directors of Farmers & Merchants Bancorp declared a mid-year cash dividend of $4.85 per share, an 11.5% increase over the $4.35 per share paid in June of 2007. The cash dividend will be paid on July 1, 2008, to shareholders of record on June 9, 2008. Kent Steinwert, President and CEO noted, “Farmers & Merchants Bancorp’s strong first quarter financial performance represented the 41st consecutive quarter that net income exceeded the same quarter the prior year. Management and the Board are extremely pleased with year-to-date results, and the Board unanimously approved the cash dividend. This is the eleventh consecutive year that the mid-year cash dividend has been increased.”

Farmers & Merchants Bancorp reported net income of $5.8 million for the quarter ending March 31, 2008. Earnings per share of common stock outstanding for the first quarter were $7.21, up 7.0% from the first quarter of the prior year. In addition, loans outstanding grew 5.0%, and total average assets were $1.5 billion, up 5.5% over the first quarter of 2007. Return on average assets for the quarter was 1.54%, and return on average equity was 15.88%. In addition, the Company’s loan loss reserve was 1.71% of loans.

Farmers & Merchants Bancorp is the parent of Farmers & Merchants Bank of Central California, also known as F&M Bank. Founded in 1916, F&M Bank is a full service community bank and proudly serves California's Great Central Valley through 23 convenient locations from Sacramento to Turlock and Hilmar.

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